Board of Directors
First National Corporation



We consent to the use in First National Corporation's Registration Statement on Form S-2, relating to the registration of up to 170,000 shares of its common stock of our report dated January 18, 1996, which is included in First National Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.



J. W. Hunt and Company, LLP



Columbia, South Carolina
May 29, 1996